EXHIBIT 99.1

The table below specifies the date, amount and weighted average price per ADS purchased by Cascade Investment, L.L.C. (“Cascade”) during the period February 10, 2010 through March 9, 2010.  Cascade undertakes to provide upon request by the staff of the Securities and Exchange Commission full information regarding the number of ADSs purchased at each separate price.  All transactions were effected in the open market on the New York Stock Exchange or through Electronic Communication Networks.

Purchase Date	Number of ADSs Purchased	Weighted Average Price Per ADS ($)	Range of Price Paid ($)

2/26/2010	25,000	64.0671	63.93 - 64.68
3/1/2010	6,650	66.0456	65.78 - 66.42
3/1/2010	4,200	65.1561	64.78 - 65.75
3/2/2010	19,000	67.1958	66.96 - 67.59
3/3/2010	8,750	68.0655	67.51 - 68.36
3/4/2010	20,250	68.8443	68.31 - 69.29
3/4/2010	1,550	69.4113	69.31 - 69.49
3/5/2010	11,000	69.6050	69.18 - 69.90
3/8/2010	25,250	68.4920	68.02 - 68.97
3/8/2010	12,450	69.4711	69.15 - 70.13
3/8/2010	50	70.2300
3/9/2010	21,002	66.8550	66.093 - 67.09
3/9/2010	36,498	67.3582	67.10 - 67.65